Exhibit 99.1

GSE Systems Reports Strongest Quarter Since Onset of Pandemic for Third Quarter 2021
New Orders Increased By 35% in Third Quarter

Conference Call Scheduled for today, November 15, 2021 at 4:30pm ET

Columbia, MD – November 15, 2021 - GSE Systems, Inc. (“GSE Solutions”, “GSE”, or “the Company”) (Nasdaq: GVP), a leader in advanced engineering and workforce solutions that support the future of clean energy production and overall decarbonization initiatives of the power industry, today announced financial results for the third quarter ended September 30, 2021.
Q3 2021 and Recent Highlights

•
New orders in Q3 2021 increased by 35% to $14.7 million, from $10.9 million in Q3 2020. Workforce Solutions orders were $3.5 million in the third quarter while Performance Improvement Solutions (Engineering) orders were $11.2 million.

•	Q3 revenue increased 13.7% over same quarter one year ago and 8.6% sequentially to $14.7 million from $13.5 million in Q2 2021 , led by improvements in Workforce Solutions.
•	EnVision Software as a Service (SaaS) revenue increased 19% sequentially.
•	Adjusted EBITDA was $0.1 million in Q3 2021 compared to $(0.4) million in Q2 of 2021.
•
Significantly improved balance sheet,  ending Q3 with  a cash position of $4.0 million and total debt of $2.1 million, a decrease of $10.4 million due to repayment and forgiveness of PPP loan. Company also recorded $2.1 million of other income pertaining to the Employee Retention Credit, with $4.3 million remaining in receivables.

Management Commentary
“We are very pleased with the results in the third quarter which achieved the strongest levels since the onset of the pandemic. The results demonstrated overall improvements across GSE’s businesses, with year over year and sequential improvements in new orders and revenues, as well as positive adjusted EBITDA,” commented Kyle J. Loudermilk, GSE’s President and Chief Executive Officer. “Contributing to the quarter’s success and a continued growth area for the company has been EnVision, our emerging software as a service (SaaS) subscription solution, which saw revenues grow 19% compared to Q2 2021 and continues to resonate well with customers. While the industry has yet to return to the more robust levels of spend for maintenance and improvements, many customers have re-engaged with us regarding their maintenance and upgrade plans for the future and in the near-term, we believe that these pandemic related delays in client spending has created quite a bit of pent up demand for projects that will require GSE’s solutions.”
“Macro trends also continue to point in the right direction for GSE.  With the U.S. focused on enhancing the grid for resiliency and decarbonization the company is well positioned to capture greater business as industry spend ramps back up to pre-pandemic levels. The Infrastructure Investment and Jobs Act includes sizable allocations towards the strengthening of the U.S. grid so that carbon-free energy, with an emphasis on nuclear among other power sources, can drive the U.S. to a zero carbon grid by 2035. Also included in the bill are federal level economic incentives for nuclear energy in the form of zero emission credits, which bolsters the viability and economics of the existing nuclear power fleet. This will help the existing fleet remain viable and create incentive for extension of plant lifetimes and producing more clean and stable power from the existing infrastructure.  These are challenges that GSE can uniquely help the industry address.  We have also seen an acceleration and broadening of interest in deploying small modular reactors (SMRs), which are gaining immense traction on a global basis. As these macro trends advance, GSE is well positioned to capture greater spend from industry moving forward,” added Mr. Loudermilk.
1

Emmett Pepe, CFO of GSE Systems, added, “During the third quarter, we continued to focus on improving our capital structure by repaying some of our debt, receiving forgiveness on our PPP loan, which created significant improvements to the company’s balance sheet. We also continued very efficient management of operating expenses which decreased 7.1% compared to Q2 2021 and have rightsized our corporate overhead and prepared the company for improved cash flow and profitability as our customers come back to the market. Further, we reported net income in the quarter primarily due to the PPP loan being forgiven and the recording of an Employee Retention Credit of $2.1 million, of which $4.3 million still remains outstanding.”

Q3 2021 FINANCIAL RESULTS
Revenue during Q3 2021 was $14.7 million an increase of 8.6% compared to $13.5 million in Q2 2021, and revenue was $12.9 million in Q3 2020. The sequential improvement in revenues was driven by 10% growth in the Company’s Workforce Solutions segment and a 7% sequential increase in Engineering Solutions (also referred to as Performance Improvement Solutions). The year over year increase of $1.8 million is due primarily to the increase in Workforce Solutions revenue driven by a new contract that began at the beginning of the year and continued through Q3 of 2021.

Engineering Solutions revenue was $7.4 million in Q3 2021 compared to $6.9 million in Q2 2021, and $7.3 million in Q3 2020. The sequential change was largely due to a new contract started in Q3 of 2021. The year-over-year change was primarily due to improvements in specialized engineering and consulting services offset by lower orders within the simulator part of the business.
Workforce Solutions revenue was $7.3 million in Q3 2021 compared to $6.7 million in Q2 2021, and $5.7 million in Q3 2020. The sequential improvement is due to slight reengagement by customers. The year-over-year change is also due to the overall increase in activity which was impacted by COVID-19 pandemic in the prior year.
Gross profit in Q3 2021 was $3.2 million, or 21.7% of revenue. This compared to gross profit of $3.3 million, or 25.7% of revenue in Q3 2020, and $2.7 million, or 19.9% of revenue in Q2 2021. Gross margin was affected by higher budgeted costs from a mid-contract review on certain existing projects. These additional expenses are expected to be considered one-time and done as result of mid-contract review to ensure no additional expenditures are required to complete certain contracts.
Operating expenses in Q3 2021 were $3.8 million compared to $3.7 million in Q3 2020. Tight expense controls continued into the third quarter of 2021.

Operating loss was approximately $(0.6) million in Q3 2021, compared to $(0.4) million in Q3 2020 and operating loss was $(1.4) million in Q2 2021.
Net income in Q3 2021 was $11.4 million or $0.55 per basic and diluted share, compared to net loss of $(0.7) million or $(0.03) per basic and diluted share in Q3 2020. Net income was $3.2 million or $0.16 per basic and diluted share in Q2 2021. The improvement in Q3 is due to the $10.1 million PPP loan forgiveness and a $2.1 million other income recorded from the Employee Retention Credit.
Adjusted net loss1 totaled $(0.2) million, or $(0.01) per diluted share in Q3 2021, compared to adjusted net loss of $(1.0) million, or $(0.05) per diluted share, in Q3 2020. Adjusted net loss1 totaled $(0.6) million, or $(0.03) per diluted share in Q2 2021.
Adjusted EBITDA1 totaled $0.1 million in Q3 2021, compared to $(0.6) million in Q3 2020 and $(0.4) million in Q2 2021.
Backlog at September 30, 2021, was $37.5 million, including $31.5 million of Engineering Solutions backlog, and $6.0 million of Workforce Solutions.
1 Refer to the non-GAAP reconciliation tables at the end of this press release for a definition of "EBITDA", “adjusted EBITDA” and “adjusted net income”.

CONFERENCE CALL
GSE Systems has scheduled a conference call for Monday, November 15, 2021 at 4:30 p.m. ET (1:30 p.m. PT) to review these results. Interested parties can access the conference call by dialing (877) 270-2148 or (412) 902-6510 or can listen via a live Internet webcast at: https://www.webcaster4.com/Webcast/Page/2700/43564 Access to the link is also available in the Investor Relations section of the Company's website at:
https://www.gses.com/about/investors/.

A teleconference replay of the call will be available for seven days at (877) 344-7529 or (412) 317-0088, confirmation # 10161466. A webcast replay will be available in the Investor Relations section of the Company's website at https://www.gses.com/about/investors/ for 90 days.
ABOUT GSE SOLUTIONS
We are visionaries, and the solutions we create now will be at the forefront of the power industry. GSE Solutions leverages five decades of proven industry experience to provide unique and essential engineering and workforce solutions, services and products focused on performance optimization, regulatory compliance, simulation, training, and staffing for customers worldwide. As one of the few independent public companies serving the clean energy sector of nuclear power and adjacent industries, our solutions support the future of clean energy production and overall decarbonization initiatives of the power industry.
FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Company Contact	Investor Contact
GSE Solutions	Lytham Partners
Kyle Loudermilk	Adam Lowensteiner, Vice President
Chief Executive Officer	(646) 829-9702
GSE Systems, Inc.	gvp@lythampartners.com
(410) 970-7800

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
	Three Months ended September 30,		Nine Months ended September 30,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$14,686	$12,922	$41,312	$44,967
Cost of revenue	11,503	9,603	32,512	33,971
Gross profit	3,183	3,319	8,800	10,996

Selling, general and administrative	3,265	2,878	10,521	12,548
Research and development	149	137	460	526
Restructuring charges	(10)	185	798	195
Loss on impairment	3	-	3	4,302
Depreciation	69	76	216	254
Amortization of definite-lived intangible assets	286	414	929	1,528
Total operating expenses	3,762	3,690	12,927	19,353

Operating loss	(579)	(371)	(4,127)	(8,357)

Interest expense, net	(32)	(128)	(135)	(556)
Gain on derivative instruments, net	-	31	-	35
Other income (expense), net	12,215	(77)	16,853	(24)

Income (loss) before income taxes	11,604	(545)	12,591	(8,902)

Provision for income taxes	166	116	127	166

Net income (loss)	$11,438	$(661)	$12,464	$(9,068)

Net income(loss) per common share - basic	$0.55	$(0.03)	$0.60	$(0.44)
Net Income(loss) per common share - Diluted	$0.55	$(0.03)	$0.60	$(0.44)

Weighted average shares outstanding - Basic	20,863,479	20,563,452	20,714,068	20,438,571
Weighted average shares outstanding - Diluted	20,863,479	20,563,452	20,714,068	20,438,571

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
	September 30, 2021	December 31, 2020
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$4,043	$6,702
Contract receivables, net	12,529	10,494
Prepaid expenses and other current assets	4,781	1,554
Total current assets	21,353	18,750

Equipment, software and leasehold improvements, net	792	616
Software development costs, net	575	630
Goodwill	13,339	13,339
Intangible assets, net	3,305	4,234
Operating lease right-of-use assets, net	1,161	1,562
Other assets	58	59
Total assets	$40,583	$39,190

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$2,067	$3,006
PPP Loan, current portion	-	5,034
Accounts payable	1,210	570
Accrued expenses	1,306	1,297
Accrued compensation	2,214	1,505
Billings in excess of revenue earned	4,461	5,285
Accrued warranty	560	665
Income taxes payable	1,597	1,621
Other current liabilities	1,202	2,498
Total current liabilities	14,617	21,481

PPP Loan, noncurrent portion	-	5,034
Operating lease liabilities noncurrent	1,036	1,831
Other noncurrent liabilities	256	339
Total liabilities	15,909	28,685

Commitments and contingencies (Note 16)

Stockholders' equity:
Preferred stock $0.01 par value; 2,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock $0.01 par value; 60,000,000 shares authorized, 22,499,136 and 22,192,569 shares issued, 20,900,225 and 20,593,658 shares outstanding, respectively	225	222
Additional paid-in capital	80,280	79,687
Accumulated deficit	(52,727)	(65,191)
Accumulated other comprehensive loss	(105)	(1,214)
Treasury stock at cost, 1,598,911 shares	(2,999)	(2,999)
Total stockholders' equity	24,674	10,505
Total liabilities and stockholders' equity	$40,583	$39,190

The accompanying notes are an integral part of these consolidated financial statements.

EBITDA and Adjusted EBITDA Reconciliation (in thousands)

References to “EBITDA” mean net (loss) income, before considering interest expense (income), provision for income taxes, depreciation and amortization. References to Adjusted EBITDA excludes provision for legal settlement, loss on impairment, employee retention credit, PPP loan forgiveness, impact of the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, impact of the change in fair value of derivative instruments, acquisition-related expense and VAT write-off. EBITDA and Adjusted EBITDA are not measures of financial performance under U.S. GAAP. Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other U.S. GAAP measures, are useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with U.S. GAAP. A reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most directly comparable U.S. GAAP measure in accordance with SEC Regulation G follows:
	Three Months ended September 30,		Nine Months ended September 30,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income (loss)	$11,438	$(661)	$12,464	$(9,068)
Interest expense, net	32	128	135	556
Provision for income taxes	166	116	127	166
Depreciation and amortization	432	579	1,426	2,030
EBITDA	12,068	162	14,152	(6,316)
Provision for legal settlement	-	(952)	-	(91)
Loss on impairment	3	-	3	4,302
Employee retention credit	(2,087)	-	(7,162)	-
PPP Loan and accumulated interest forgiveness	(10,127)	-	(10,127)	-
Restructuring charges	(10)	185	798	195
Stock-based compensation expense	283	33	784	357
Change in fair value of derivative instruments	-	(31)	-	(35)
Acquisition-related expense	-	3	-	191
VAT write-off	-	-	450	-
Adjusted EBITDA	$130	$(600)	$(1,102)	$(1,397)

Adjusted Net Income and Adjusted EPS Reconciliation (in thousands, except per share amounts)

References to Adjusted Net (Loss) Income excludes the impact of provision for legal settlement, loss on impairment, employee retention credit, PPP loan forgiveness, impact of the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, impact of the change in fair value of derivative instruments, acquisition-related expenses and amortization of intangible assets related to acquisitions, and VAT write-off. Adjusted Net (Loss) Income and Adjusted (Loss) Earnings per Share (adjusted EPS) are not measures of financial performance under U.S. GAAP. Management believes adjusted net (loss) income and adjusted (loss) earnings per share, in addition to other U.S. GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance and non-cash items that may, or could, have a disproportionate positive or negative impact on our results for any particular period, such as stock-based compensation expense. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with U.S. GAAP. A reconciliation of non-GAAP adjusted net (loss) income and adjusted (loss) earnings per share to U.S. GAAP net loss, the most directly comparable U.S. GAAP financial measure, is as follows:
	Three Months ended September 30,		Nine Months ended September 30,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income (loss)	$11,438	$(661)	$12,464	$(9,068)
Provision for legal settlement	-	(952)	-	(91)
Loss on impairment	3	-	3	4,302
Employee retention credit	(2,087)	-	(7,162)	-
PPP Loan and accumulated interest forgiveness	(10,127)	-	(10,127)	-
Restructuring charges	(10)	185	798	195
Stock-based compensation expense	283	33	784	357
Change in fair value of derivative instruments	-	(31)	-	(35)
Acquisition-related expense	-	3	-	191
VAT write-off	-	-	450	-
Amortization of intangible assets related to acquisitions	286	414	929	1,528
Adjusted net loss	$(214)	$(1,009)	$(1,861)	$(2,621)

Net income (loss) per common share – basic	0.55	(0.03)	0.60	(0.44)

Weighted average shares outstanding – Diluted(a)	20,863,479	20,563,452	20,714,068	20,438,571

(a) During the three and nine months ended September 30, 2021, we reported a GAAP net income and an adjusted net income. Accordingly, there was no dilutive shares that were excluded in the adjusted net loss per share calculation that were included when calculating the diluted net income per common share for the three months ended September 30, 2021.